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                            Maverick Tube Corporation
                                and Subsidiaries

                 Exhibit 11.1 Computation of Earnings per Share

                                                          For quarter ended June 30         For nine months ended June 30
                                                      ----------------------------------   --------------------------------
                                                           1998               1997              1998             1997
                                                      ----------------   ---------------   ---------------   --------------

Basic:

       Average shares outstanding                          15,437,474        15,022,780        15,436,737       14,972,370

        Net income used in per share calculation          $ 1,330,000       $ 3,938,000       $12,607,000       $9,505,000

       Net income per common share                             $ 0.09            $ 0.26            $ 0.82           $ 0.63



Diluted:

       Average shares outstanding                          15,437,474        15,022,780        15,436,737       14,972,370
       Net effect of stock options                            168,946           290,580           198,642          206,333
                                                      ----------------   ---------------   ---------------   --------------
                                                           15,606,420        15,313,360        15,635,379       15,178,703

       Net income used in per share calculation           $ 1,330,000       $ 3,938,000       $12,607,000       $9,505,000

       Rounding difference                                          0.00              0.00              0.00             0.00

       Net income per common share                                $ 0.09            $ 0.26            $ 0.81           $ 0.63
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